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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                 Under the Securities and Exchange Act of 1934

                              (Amendment No.__)*

                            Evolving Systems, Inc.
                         ----------------------------
                               (Name of Issuer)

                                 Common Stock
                     ------------------------------------
                        (Title of Class of Securities)

                                  30049R 10 0
                  ------------------------------------------
                                (CUSIP Number)

                               December 31, 1998
           ---------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]   Rule 13d-1(b)
     [_]   Rule 13d-1(c)
     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (3-98)

                               Page 1 of 4 pages
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-----------------------------------
CUSIP No.________________________
-----------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO.  OF ABOVE PERSONS (entities only)

    Trident Capital Management, L.L.C.
    77-0413011
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
    (a)
    (b)
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZEN OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                           5  SOLE VOTING POWER

                              977,673
                           -----------------------------------------------------
                           6  SHARED VOTING POWER

 NUMBER OF SHARES             0
 BENEFICIALLY OWNED        -----------------------------------------------------
 BY EACH REPORTING         7  SOLE DISPOSITIVE POWER

                              977,673
                           -----------------------------------------------------
 PERSON WITH               8  SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    977,673
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

    8.4%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (see instructions)
    OO

--------------------------------------------------------------------------------

                              Page 2 of 4 pages
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Item 1
    (a)  Name of Issuer
         Evolving Systems, Inc.

    (b)  Address of Issuer's Principal Executive Offices
         9777 Mount Pyramid Court
         Englewood, CO. 80155

Item 2
    (a)  Name of Person Filing
         Trident Capital Management, L.L.C.

    (b)  Address of Principal Business Office, if none, Residence
         2480 Sand Hill Rd., Suite 100
         Menlo Park, CA  94025

    (c)  Citizenship
         Delaware

    (d)  Title of Class of Securities
         Common Stock

    (e)  CUSIP Number
         30049R 10 0

Item 3. If this statement is filed pursuant to (S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: Not applicable

Item 4.  Ownership

    (a)  Amount Beneficially Owned:
         977,673
    (b)  Percent of Class:
         8.4%

    (c)  Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 977,673*
         (ii)  shared power to vote or to direct the vote: 0
         (iii) sole power to dispose or to direct the disposition of: 977,673*
         (iv)  shared power to dispose or to direct the disposition of: 0

* Includes 535,592 shares held by Information Associates, L.P. (IA, L.P.) and 14,908 held by Information Associates, C.V. (IA, C.V.). As well as, warrants to purchase 415,576 shares of common stock held by IA, LP and warrants to purchase 11,597 shares of common stock held by IA, CV. Trident Capital Management, L.L.C. is the sole general partner of IA, L.P. Trident Capital Management, L.L.C. is the investment general partner of IA, C.V.

Item 5.  Ownership of Five Percent or Less or a Class
         Not applicable

Item 6. Ownership of more than Five Percent on Behalf of Another Person. Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
         Not applicable

Item 8.  Identification and Classification of Members of the Group
         Not applicable

Item 9.  Notice of Dissolution of Group
         Not applicable

Item 10. Certification
         Not applicable

                               Page 3 of 4 pages
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 16, 1999

                                            /s/ Stephen M. Hall
                                            -------------------------------




                               Page 4 of 4 pages